Exhibit 99.1
Presidential Realty Corporation                                NEWS
180 South Broadway
White Plains, N.Y. 10605         (914) 948-1300

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                                                         FOR IMMEDIATE RELEASE
                                                         White Plains, New York
                                                         June 10, 2008

Jeffrey Joseph, President of Presidential Realty Corporation (the "Company"), a real estate investment trust whose shares are traded on the American Stock Exchange (PDLA and PDLB), announced today that the Company had completed the purchase in a private transaction of 12,100 shares of its Class A Common Stock and 226,800 shares of its Class B Common Stock from Wilshire Enterprises, Inc. for a purchase price of $1,370,650 ($5.50 per share for the Class A shares and $5.75 per share for the Class B shares). The closing price on the American Stock Exchange on June 5, 2008, the day before the Agreement to sell the shares was executed, was $5.50 per share for the Class A shares and $5.80 per share for the Class B shares. Presidential received a credit against the purchase price in the amount of $38,224 for the dividend on the shares to be received by the seller on June 30, 2008.

Mr. Joseph reported that the Board of Directors of the Company believed that the purchase of a large block of the Company's shares at or below the current price for the Company's shares is an appropriate use of the Company's cash available for investment and in the best interest of all of the shareholders of the Company.



Certain statements in this release that are not historical fact may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: trends and uncertainties in the general economic climate; the supply of and demand for residential, mall and other commercial properties; interest rate levels; the availability of financing and other risks associated with the development, acquisition, ownership and operation of properties. Additional factors that could cause Presidential's results to differ materially from those described in the forward-looking statements can be found in the 2007 Annual Report on Form 10-KSB. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any changes in the Company's expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based.


For further information contact:
Jeffrey F. Joseph, President
Presidential Realty Corporation
at the above address and telephone number